Exhibit 99.1

SulphCo, Inc.

Prepared Remarks for the June 24, 2008 Investor Conference Call:

Stan Farmer

Good afternoon and thanks to everyone for joining us on this shareholder call today. My name is Stan Farmer and I am SulphCo’s Chief Financial Officer. With me on the call today is Dr. Larry Ryan, SulphCo’s Chief Executive Officer. Before we get into the body of today’s call which is to review our progress thus far, I’d like to offer the following disclaimer.

Please note that some of the information you will hear today may consist of forward-looking statements regarding revenue, memoranda of understanding, test results, margins, operating expenses, and future goals. Actual results or trends could differ materially from our forecast. For more information please refer to the risk factors discussed in our Forms 10-K and 10-Q on file with the SEC. SulphCo assumes no obligation to update any forward-looking statements or information as of their respective dates. Today’s call is being recorded and transcribed. An audio replay will be available for 90 days and a complete transcript of the call, including questions and answers, will be available on SulphCo’s website.

Now, turning to our current business - I would first like to recap some of the financing events which transpired during this past quarter. As Dr. Ryan will explain, SulphCo is at a critical ‘tipping point’ in its migration from a development stage company into a production stage commercial enterprise. After completion of these recent financings, the management team believes that we are now properly funded to take on this transition most effectively. In the course of the coming months, we will be staffing up aggressively to ensure that our scientific, marketing, and corporate infrastructures are robust - and well prepared for the wide-scale commercial roll-out activities in which we expect to be involved.

As we begin installing Sonocracking™ units in various geographic settings, we will be working with a myriad of different types of customers, oils, and environments. As we have already learned from our experience thus far, having the proper staff capable of handling these challenges is of critical importance. We are committed to achieving excellence in all aspects of our business - from items as simple as ensuring proper delivery and installation of our units on time and at the right sites, to having the appropriate staff to work with prospective customers, and to having the appropriate levels of inventory of parts and supplies to handle customers running our equipment at full volume. We are at the point where we believe that this ramp-up could be occurring shortly and therefore have begun to take the necessary steps to ensure that our success will be lasting and profitable. Our expectation is that our customers - and therefore our shareholders - will greatly benefit from these strategic hires and decisions. We are looking forward to sharing the positive results from these activities with our constituents.

As we announced earlier this month, we completed two financing transactions. The first involved the exercise of approximately 1.95 million of our $2.68 warrants that resulted in gross proceeds to the company of approximately $5.2 million. The second involved the sale of approximately 6.82 million shares of our common stock at $3.20 per share that resulted in gross proceeds to the company of approximately $21.8 million. Taken together, between these two transactions, we have raised total gross proceeds of approximately $27.0 million. The proceeds from these two financing transactions will enable the company to put in place the appropriate support infrastructure that we believe will allow us to aggressively pursue the implementation of our commercial roll-out plan.

Before I turn the call over to Dr. Ryan, I would like to make clear SulphCo’s commitment to delivering shareholder value and to being as transparent as possible with respect to our ongoing scientific developments and commercial discussions. During the next few months, we will be working diligently to deliver information to our current and potential investors consistently; we expect that this increased visibility to our ongoing activities will be beneficial in helping our stakeholders understand the true potential value of our business. To that end, we are in the early stages of formulating shareholder outreach programs that will allow us to enhance the transparency of our communications with current and future investors. I am confident that as a result of these shareholder outreach programs and our commitment to transparency, investors will be able to share in our management team’s excitement about what the future holds for SulphCo.

With that, I’d like to turn the call over to our CEO, Dr. Larry Ryan

Larry Ryan

INTRODUCTION:

Thanks Stan. First, I would like to thank everyone who has taken the time to join the call this evening. Also, I would like to thank those shareholders who took the time to attend our annual meeting in New York last week. The presentation that I gave at that meeting is now available on our website, www.sulphco.com. I would like to take this opportunity to discuss the progress the company has made during the past few months regarding the technology and commercial operations. We will first discuss the plans for our Fujairah facility as well as for the European program. Then I will provide an update on current probe and technology developments as well as activities in Houston. Finally, we will move onto our current commercial activities in Southeast Asia, North America and elsewhere.

FUJAIRAH:

Before beginning the discussion on Fujairah, I would like to let everyone know that I understand your frustration with the perceived lack of progress on the commercial side of the business over the last few months. I share your frustration, but there are a lot of great things going on in this company and I am confident that we can achieve success. Hopefully, we will be able to address some of your concerns on this call or fill in some of the information that will help you understand the process we are going through and where we are with various potential customers.

Turning to an update of our Fujairah facility:

Our strategy in Fujairah over the past several quarters has been to use part of the facility, which was initially equipped with 180,000 bbl/day capacity, as a validation and testing vehicle for the Sonocracking™ process. As you know, in a series of trials conducted in 2007, we were able to produce relevant, full-scale testing results on a range of bunker oil and crude oils that demonstrated the potential commercial benefits of the Sonocracking™ process.

From a commercial standpoint, Fujairah is one of the largest fuel oil (sometimes called bunker fuel oil) depot ports in the world, and as sulphur regulations come into effect for bunker fuels, we anticipate that opportunities will abound for implementing our technology. Also, a crude oil pipeline with a capacity of nearly 2 million barrels per day, whose termination will be in the port of Fujairah, is slated to begin operation in 2009 and may also provide commercial opportunities for SulphCo. In either case, we expect that the market and opportunities will still take some time to develop and come to fruition, so we have been working aggressively to position our existing capacity in ways that will drive revenue as quickly as possible.

As we discussed in the March call as well as in the shareholder’s meeting last week, we made the decision to relocate 90,000 bbl/day capacity from Fujairah to Southeast Asia to support commercial opportunities in that region and elsewhere. We remain committed to this approach as it provides SulphCo a number of advantages, among which are a faster roll-out and commercial acceptance of the Sonocracking™ technology, the ability to maximize asset utilization of invested plant and equipment, the ability to attract potential customers with a no- risk equipment installation, and last but not least, to maximize the opportunity to generate revenue in the least amount of time. This will in turn, we believe, increase shareholder value.

Based on interest in our technology, we anticipate that we may relocate more capacity from Fujairah, up to an additional 60,000 bbls/day, to support more immediate opportunities in the Middle East and elsewhere. Again, this will allow us to utilize existing capacity in ways that will accelerate the commercialization of our technology and ultimately should lead to more shareholder value. The timing of the relocation of additional equipment will depend on the development of commercial opportunities in the Middle East.

As we have stated before, we remain committed to our facility located in Fujairah. We will maintain at least 30,000 bbl/day of capacity in place as we continue to use the facility as a testing and validation venue for customers in the Middle East region and elsewhere who are able to deliver appropriate quantities of their specific crude for testing. In the meantime, we are excited about the near term opportunity that we believe exists to convert existing capacity into revenue generation for SulphCo.

EUROPEAN PROGRAM:

As we discussed in March, during the 4th quarter of 2007 we continued our testing program with our European validation partner and announced the results from two rounds of testing in early January. Among the results we achieved, under certain processing conditions, were up to 2 points of API gravity improvement, ~10% viscosity improvement, and shifting of the distillation components from higher to lower boiling (more valuable) components. For example, under one set of conditions, the crude fraction boiling above 432C, was reduced by ~15%, while the crude fraction boiling below 432C was increased by ~8%. Additionally, we were able to demonstrate the operability of our process over a longer timeframe (19 hours). As you are all well aware, to date we have performed trials only on low sulphur containing crude oils in Europe, which is not the “sweet spot” for our technology. However, we are very encouraged by the results achieved thus far and believe that some important improvements made to our probe and reactor system (some we will discuss later in this call) will be instrumental in improving those results. We expect to complete these modifications sometime during the course of this summer and we will hopefully resume our program shortly thereafter.

Originally I had been scheduled to meet with our European validation partner in April to discuss the technical and commercial path forward. I expect now that this meeting will take place in the third quarter so we can review all of the results to date, discuss the technological improvements we have made, and determine the appropriate commercial approach. We are looking forward to this meeting and the opportunity for continued progress with our validation partner.

PROBE DEVELOPMENT AND TECHNOLOGY:

During the past several months, our technical teams at SulphCo and our probe manufacturing and development partner Maerkisches Werk (MWH) have been working hard on novel probe and reactor designs, improvements, and implementation. These efforts, combined with the licensing agreement we signed with Industrial Sonomechanics (ISM) last fall for the use of their patented ultrasound base horn and patent pending reactor system, have led to some remarkable improvements to the technological aspects of the ultrasound driver, horn, electronics and control systems.

As I recently described at the shareholder meeting, most of the key aspects of our technology center on the function of the ultrasound probe and reactor. Our design, improvement, and implementation efforts have been concentrated in four main areas: 1) the frequency generator, 2) the magneto-restrictive driver, 3) a feedback and control system, and 4) the horn design. Of these, the frequency generator and the magneto-restrictive driver contribute significantly to the efficiency and reliability of the probe system while the feedback control and horn design directly impact the reliability and consistent performance of the system. We have incorporated significant changes in each of these areas to improve our overall technology.

In the frequency generator, we have implemented changes in the electrical circuit, including the use of a DC offset, proper switching techniques, and higher performance wire. For the magneto-restrictive driver, we have improved the insulating techniques, determined the proper heat treatment of the materials, and developed a methodology for matching the resonant frequency of the driver to the horn. These combined engineering advancements have led to a far more efficient and vastly more reliable ultrasound probe. For example, the newest generation probe design requires one-third of the energy input of the original SulphCo designed probes to produce the same amplitude at the probe tip.

We have also developed and implemented a proprietary feedback control system for the ultrasound probe. The feedback mechanism contains sensors that track the amplitude of the ultrasound probe tip and an internal closed loop control program that constantly monitors probe tip amplitude to automatically maintain consistent output. A graphical representation of the feedback control system can be seen in the shareholder presentation posted on our website. In addition, we have implemented a horn design based on the ISM patents that allows for a much larger “gain” in the system i.e., for a given input amplitude by the driver, you can achieve a much higher output at the probe tip. MWH has also developed a proprietary welding technique that provides a much stronger bond between the driver and the horn. As you may recall, in the earlier generation SulphCo probes this was the “Achilles heel” in the system, and was responsible for a large number of premature failures. We now feel that this issue is long behind us.

Although some of the improvements we have made to our ultrasound probe system may be difficult to fully understand, I want to underscore the importance of these advancements to our overall Sonocracking™ technology. The probe system we had at SulphCo when I started in 2007 suffered from significant issues regarding efficiency, reliability, power output and operability. I am proud to report that with the invaluable contributions of our outside technology partners, our SulphCo team has made outstanding advancements in each of the areas I just described, so much so that we now believe the latest generation SulphCo probe to be state of the art, unmatched by the performance of any ultrasonic probe in the world today.
More importantly, the improvements we have implemented in our probe technology will drive significant performance benefits to our technology in commercial applications. The improvements in efficiency and reliability will allow us to warranty the probe for longer periods of time and will put our customers at ease over the long term stability of the process. The new horn design provides for much larger “gain” in the system, which in turn gives us more flexibility in setting a much wider operating range in amplitudes from the probe tip. This should allow for greater precision in tailoring the process for a given crude oil. The feedback control system allows us to maintain a constant amplitude at the probe tip, which in turn will produce more consistent results from the overall process.

We are confident that these improved probe designs will perform well in our demanding commercial applications. We plan to continue our probe development program as we go forward, to insure that SulphCo will always have the best in class probe for its customer’s applications.

HOUSTON:

In Houston we have concentrated our efforts on the completion of a mobile 5,000 bbl/day processing skid capable of being transported to production and collection sites in the local area. I am happy to say that we have been successful in rolling the 5K unit out into the field to begin evaluations. We have commenced our first round of trials at a potential customer site and expect the evaluation process to take place over several weeks. Remember, optimization of our process will be different for different crude oils and may include varying water ratios, probe intensities, flow rates, pressures and other variables. Once the trials are completed and the results fully analyzed, we will jointly evaluate the commercial options with our potential customer. In the meantime, we are organizing other field trials with the mobile unit with other new potential customers over the coming weeks. The 5K unit is functioning well mechanically and we are enthusiastic about the opportunities it affords us. We can now perform demonstrations at local potential customer’s facilities at commercial flow rates in a full-scale mode; with commercially relevant results and a window to immediate commercial agreements.

Based on the successful operation of the 5K mobile unit to date and increased commercial interest for technology demonstrations at customer sites, I am happy to announce that we will be building at least one more 5K mobile unit for use in the field. These mobile units, we believe, represent an ideal solution to the logistical challenges involved in transporting large quantities of customer crudes to our facility in Houston for testing.

COMMERCIAL UPDATE:

As I mentioned during previous conference calls, SulphCo is transitioning from a development-stage company to a commercial and operational company. We are making great progress and I am encouraged by what for the future holds for us. Although there will always be certain elements of our progress that are beyond our control or which take longer to accomplish than we would like, this comes with the territory and is a fact of life in the commercialization of any new technology. Rest assured that our SulphCo team is focused on meeting and beating all of those challenges.

Southeast Asia:

As many of you know, we are still in negotiations with a potential customer in Southeast Asia that was brought to us by pt. ISIS MEGAH (ISIS). I want to start by providing a recap of the events to date and then provide some details of where we are today in those negotiations. ISIS identified a potential customer - a major government-owned oil producer and refiner in the region - and an application for the technology that ultimately led to our first conditional order for 30,000 bbls of Sonocracking™ capacity. At the time, based on input from ISIS, we were also optimistic that we would be able to secure another installation for this potential customer that would require an additional 30,000 bbls of capacity. Since that initial conditional order, we have had several meetings and discussions with both ISIS and the customer. We have identified two suitable sites for location and operation of our Sonocracking™ equipment and have provided the customer with economic models for each location. We have drafted legal agreements for their review and are still in the process of those negotiations.

A logical question posed by many shareholders is why the process of signing a Placement or Operating Agreement is taking so long. To answer this question, an outline of the preliminary steps required to formalize a contract will contribute to a better understanding of the overall process.

Normally, we begin with an expression of customer need and interest. Typically, I or Clay Chambers will provide an overview of our company, our technology and the benefits we can potentially provide. Once that overview is deemed acceptable, we then proceed to a more detailed technical presentation with the technical representatives from the potential customer. This part of the process can take anywhere from a week to many weeks depending on schedules, etc. Once these technical reps are satisfied, we then commence commercial negotiations with the customer, although by this time the basic framework of our business model has already been made known. The key negotiating terms we normally encounter are: 1) the process performance necessary for SulphCo to earn its processing fee 2) other commercial concessions such as exclusivity, 3) the processing fee for SulphCo 4) other liability items. Depending on the complexity of the customer facility and operations, both the technical and commercial phases can consume quite a bit of time, particularly in the case of national oil companies or other applications where the technology implicate process issues that the customer is unfamiliar with e.g., the separation of water in blending operations. Once these steps are completed, the final contract is relatively simple. SulphCo agrees to a time period for optimizing the process with the customer (~30-45 days or shorter) after which a 7-day performance test is performed to determine compliance with the contract performance hurdles. If SulphCo meets or exceeds the required performance criteria, then we are entitled to our fee.

There are a couple of key points to consider within the commercial negotiation process: 1) We will not release to or install our equipment at the customer site until we have at minimum a Placement Agreement. This ensures that the proper insurance, basic site requirements, location, etc. are all in place prior to both SulphCo and the customer incurring significant costs. 2) We will not start up the equipment until an Operating Agreement is in place. This makes sure that a commercial arrangement is, in fact, in place before operations commence.

In the case of the potential customer in Southeast Asia, we have progressed through many of the steps just mentioned. Unfortunately, some unforeseen personnel changes took place in the customer’s leadership team that forced us to duplicate our efforts and cost us quite a bit of time. Although we have support from all levels within the customer organization, a few key personnel required a comfort level because they were new at their positions. Clay Chambers is in Southeast Asia as we speak having those discussions. We hope to have all issues resolved with the customer within the third quarter so we can proceed to a commercial arrangement. As I mentioned, the site location has been chosen and our equipment is ready to go as soon as this milestone is passed.

I want to stress that the reasons that gave rise to this customer’s interest in the Sonocracking™ technology have not changed. The potential customer has an opportunity to gain a significant economic advantage in crude oil supply, crude oil utilization rates, and improving the quality of some crude oil fraction streams. Overall the synergies between this potential customer’s needs and what SulphCo can provide have not changed. Although the process is taking longer than we hoped, the fundamental economics are still very compelling and the customer interest remains high in establishing the best path forward for both companies.

North America

In the March call we referred to a North American customer that we believed was close to allowing us to put a 15,000 bbl/day unit in one of their refining locations. Issues related to the environment and other operational concerns have delayed the project, but in the meantime we have received and are testing laboratory samples. Once the laboratory work is complete and the customer is satisfied with the results, we expect to continue on a commercial path with this customer. The economic drivers for this customer are significant, particularly in the area of sulphur reduction, which is our technology focus.

As mentioned above, we have deployed our 5K mobile unit at a potential customer site in Southeastern USA. This particular customer is a major entity in the pipeline and blending segment of the market. The key economic driver for this operation is to lower the sulphur levels in the crude oil blending stock so that more cost effective blends can achieved to meet the pipeline specifications. We recently installed our mobile unit on their site along with the appropriate number of tanks (oil feed, water, and product). I am happy to say that the unit performed without any major operational or environmental issues. We were able to process several hundred barrels of oil of different qualities, but this was the first time these particular oils had been subjected to our process. As I mentioned earlier, each crude oil will respond differently to the process, and an iterative approach must be taken to find the optimum conditions. We are in the process of evaluating the results from the first set of trials and expect that we will be back on site for a further round of evaluations in the coming weeks. In parallel, we expect to be implementing the mobile unit at other locations within the USA within the coming weeks.

We are also in the process of negotiating an Operating Agreement with another major North American pipeline operator and blender. We have established the appropriate performance hurdles for the process and have met with the potential customer several times. A site location has been chosen and we are awaiting customer approval to begin the engineering needed to install 15,000 bbl/day of capacity. The potential customer has identified an alternative site that may be better (for them) and they are internally reviewing which direction best meets their needs. Once these issues are resolved, we expect to move forward with the commercial process with this potential customer, with the knowledge that we may have to change site locations to meet the customer needs.

Other Opportunities:

Over the past few weeks I have spent a considerable amount of time in the Middle East discussing our technology with several potential customers. We are working with a well-known, trusted company in the Middle East to help facilitate the interactions with these potential customers as well as assist in the legal aspects involved. To date, the meetings have been both technical and commercial in nature and have been well received. While it is too early to comment on the actual opportunities and timing, we are proceeding as quickly as possible along the “contract path” I described above. We are confident that we will be able to convert these discussions into at least one (or more) opportunities for implementing our technology on a full scale. I am heading back to the Middle East next week to have the next level discussion in the process.

Overall, from a commercial standpoint, there has never been greater interest in our technology. The market dynamics are in our favor - heavy and sour crudes are replacing their light and sweet counterparts and crude pricing is at record levels. Also, almost all new discoveries are in the heavy and sour categories. So the market is ripe for a technology that can address these issues, a technology like ours. The commercial process is taking longer than we all had hoped, but we are committed to closing the agreements we have in process as soon as possible. I hope to be updating you in a shorter timeframe in the next several weeks as we march forward on the commercial path.

COMMUNICATION PLAN:

Now, I want to take this opportunity to reiterate our communication plan: we will continue to hold quarterly conference calls to keep the investment community updated on the recent activities of the company and to answer investor questions. We will also, of course, continue to issue 8-Ks and press releases as material events warrant. As a leadership team, we want our investors to be as informed as possible on the relevant current events of the company.

SUMMARY:

In summary, we are enthusiastic about and encouraged by the progress and direction of the company and ongoing programs. I know people are anxious for us to close the sales cycle and get agreements in place and that this process has taken a lot longer than anyone, including myself, would have hoped. However, tremendous amount of interest remains for our technology and we are pushing hard to move the company to the next step into the commercial phase. We are confident that we can make this next step and drive agreements with potential customers. While there is still remaining work to be accomplished, we continue to take the appropriate path forward towards accomplishing our goal of increasing shareholder value.

OPEN FOR QUESTIONS: Thanks for your attention. Now, I would like to open up the line for any questions.